Exhibit 5.1

Hogan Lovells US LLP 3 Embarcadero Center Suite 1500 San Francisco, CA 94111 T +1 415 374 2300 F +1 415 374 2499 www.hoganlovells.com

March 1, 2018

Board of Directors

Aradigm Corporation

3929 Point Eden Way

Hayward, CA 94545

Ladies and Gentlemen:

We are acting as counsel to Aradigm Corporation, a California corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to (1) 4,900,000 shares of common stock, no par value, of the Company (the “Shares”) issuable pursuant to the Aradigm Corporation 2015 Equity Incentive Plan and (2) 200,000 Shares issuable pursuant to the Aradigm Corporation Employee Stock Purchase Plan (in each case, as amended, collectively, the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including PDF files). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of California, as amended. We express no opinion herein as to any other statutes, rules or regulations. As used herein, the term “General Corporation Law of the State of California, as amended” includes the statutory provisions contained therein, all applicable provisions of the California Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plans and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors and in the Plans, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP